NAME OF REGISTRANT
Franklin Templeton Variable Insurance Products Trust
File No. 811-05583

EXHIBIT ITEM No. 77Q (a): Exhibits

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST -
CERTIFICATE OF SECRETARY



I, Karen L. Skidmore, Secretary of Franklin Templeton Variable Insurance Products Trust ("FTVIPT"), hereby certify that the following is a true and correct copy of the form of resolutions duly adopted by the Board of Trustees of FTVIPT at a meeting held on December 6, 2012, and further certify that said resolutions are in full force and effect in all respects:


RESOLVED, that pursuant to Article III, Sections 1 and 6, of the Trust's Agreement and Declaration of Trust, as amended to date (the "Trust Agreement"), beneficial interests in the Trust may be divided into an unlimited number of transferable shares and the Board may authorize the division of such shares into separate series and the division of such series into separate classes, with such characteristics as the Board may determine;

RESOLVED, that the Board hereby approves and authorizes the establishment and designation of the Franklin Managed Volatility Global Allocation VIP Fund (the "New Fund"), as a new investment series of the Trust and the establishment and designation of the following classes of shares of the New Fund:

Franklin Managed Volatility Global Allocation VIP Fund - - Class 2 Franklin Managed Volatility Global Allocation VIP Fund - - Class 5

and an unlimited number of shares are hereby classified, allocated to and adopted for each such classes of shares and series of FTVIPT; and

FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and each of them hereby is, authorized to prepare certificates, certifying the above resolutions, including any excerpts thereof; and

RESOLVED, that the officers of FTVIPT be, and each hereby is, authorized and directed to execute and deliver any and all documents and take any and all other action that each may deem necessary or advisable in order to effectuate the foregoing and implement all resolutions approved at this meeting.


				            /s/Karen L. Skidmore
Date: June 5, 2013			      Karen L. Skidmore
                                                Secretary